January 2, 2008

East Coast Ethanol, LLC
Attention: Dr. Randy Hudson
528 Vo-Tech Drive
PO Box 527
Ocilla, GA 31774

Re:   East Coast Ethanol, LLC Chester, South Carolina Ethanol Project

Dear Dr. Hudson:

This letter of intent will confirm our discussions regarding the proposed terms and conditions under which Fagen, Inc. (“Fagen”) will enter into exclusive negotiations with East Coast Ethanol, LLC (“Owner”) to implement the transaction described in Paragraph 1 below (the “Transaction”). (Fagen and Owner are referred to herein individually as a “Party” and collectively as the “Parties”). This letter will constitute a letter of intent between us (the “Letter of Intent”) if this letter is executed and returned by you within thirty (30) days of the date hereof.
Upon execution by both Parties, this letter shall supercede and replace in all respects any and all prior letters of intent entered into by Fagen with, or for the benefit of, Owner.

The Parties agree to effect the Transaction subject only to the execution and delivery (in each case in a form satisfactory to Fagen) of a definitive Design-Build Agreement and other ancillary instruments and agreements (the “Transaction Documents”). The Parties agree that the Transaction Documents must be executed and delivered by the parties thereto no later than February 1, 2009 (the “Closing Date”); or this Letter of Intent will terminate in accordance with Paragraph 11(a) hereof.

1.	The Transaction. The Parties agree that the Transaction will consist of the following:

(a)
Fagen agrees to provide Owner with those services as described in this Letter of Intent which are necessary for Owner to develop a detailed description of a one hundred ten (110) million gallons per year (“MGY”) dry grind ethanol production facility located near Chester, South Carolina (the “Plant”) and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for the Plant. The description of the Plant will be sufficiently detailed to permit an analysis of the Owner’s lump-sum cost to develop the Plant and to develop an economic pro forma sufficient to determine if the Plant can be financed.

(b)
Fagen will also provide Owner with assistance in evaluating, from both a technical and business perspective, the appropriate location of the Plant and business plan development. Fagen will assume no risk or liability of representation or advice to Owner by assisting in evaluating the above and all decisions made regarding feasibility, financing, and business risks are the Owner’s sole responsibility and liability. Owner acknowledges that Fagen has no control over cost of labor, materials, equipment, or services furnished by others, over other contractors’ methods of determining prices, or other competitive bidding or market conditions. Fagen’s estimates of project construction cost will be made on the basis of its experience and qualifications and will represent Fagen’s best judgment as experienced and qualified professionals familiar with the construction industry. Fagen does not guarantee that proposals, bids, or actual construction cost will not vary from its estimates of project cost and Owner acknowledges the same.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(c)	Fagen will also provide Owner with conceptual design and technical information required to support Owner’s application for a construction air permit prior to the commencement of Plant Construction.

(d)
If Owner determines that the Plant is economically feasible and desires to proceed with the development of the Plant, then Owner agrees to enter into a Lump Sum Design-Build contract with Fagen for the design, procurement of equipment and construction of the Plant (the “Design-Build Agreement”).

(e)
Owner shall offer Fagen the right to invest in the project. Unless otherwise specifically agreed between Fagen and Owner, such investment shall be offered on the same terms and conditions as all other investors.

(f)
Owner agrees that the Design-Build Agreement will be based on Fagen’s chosen form of Design-Build Agreement, with terms and conditions acceptable to both parties, and will contain among other things, those terms and conditions set forth in the General Terms and Conditions section of this Letter of Intent.

2.
Contract Price. Subject to the terms and conditions set forth herein, Owner shall pay Fagen One Hundred Forty-six Million Two Hundred Thousand Dollars ($146,200,000) (the “Contract Price”) as full consideration to Fagen for complete performance of the services described in the Design-Build Agreement and all costs incurred in connection therewith. The Contract Price is based upon Fagen’s standard plant design, attached hereto as Exhibit A, and shall be subject to adjustments to reflect any deviations from standard design, either as requested by Owner or resulting from seismic considerations at the location of the Plant; provided, however, that all deviations from Fagen’s standard design must be submitted to Fagen by Owner no later than the earlier of: (a) the date upon which the Phase I engineering is scheduled to be delivered to Owner pursuant to the Phase I and Phase II Engineering Services Agreement (as such term is defined herein); or (b) the date upon which the Design-Build Agreement is executed. The Contract Price shall be subject to the following:

(a)
The Contract Price shall not include any costs related to union labor or prevailing wage requirements. If any action by Owner, a change in applicable law, or a governmental authority (as those terms are defined in the Design-Build Agreement) acting pursuant to a change in applicable law or local or regional labor considerations or availability, shall require Fagen, in its reasonable judgment, to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs, of any kind or nature, associated with such labor or wages including but not limited to site security and personnel costs. Such adjustment shall include, but not be limited to, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the Design-Build Agreement, as applicable, and receive compensation pursuant to Paragraph 4(c) hereof or the terms of the Design-Build Agreement, whichever is applicable.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(b)
If Notice to Proceed is given on or after February 15, 2009 and the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which such Notice to Proceed is given to Fagen is greater than the February 2009 CCI, then the Contract Price shall be increased by a percentage amount equal to the percentage increase in the CCI.

(c)
If Notice to Proceed is given on or after February 15, 2009, then due to rapidly accelerating costs of certain specialty materials required for Plant Construction, in addition to any adjustment provided for in Paragraph 2(b) hereof, Fagen shall also add a surcharge to the Contract Price of one half of one percent (0.50%) for each calendar month that has passed between February 2009 and the month in which a valid Notice to Proceed is given to Fagen. By way of example, if a valid Notice to Proceed is given on April 7, 2009 and the CCI has increased one percent (1%) over such period of time, the total adjustment to the Contract Price shall be one percent (1%) in accordance with Paragraph 2(b) plus one half of one percent (0.50%) for each of the two months from February 2009 to the delivery of a valid Notice to Proceed in accordance with this paragraph, for a total adjustment of two percent (2%).

3.	General Terms and Conditions. The consummation of the Transaction will be subject to the Design-Build Agreement containing the following conditions:

(a)
Fagen will have no responsibility for and will not perform any site preparation work. Owner’s site responsibilities, in each instance in accordance with applicable specifications provided by Fagen, will include, but will not be limited to:

i.	Obtaining land and legal authority to use the site for its intended purpose;

ii.	site grading including soil stabilization and the costs connected therewith;

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

iii.	final grading, seeding, and mulching;

iv.	site security, including any site fencing;

v.	procuring boundary and topographic surveys;

vi.	procuring soil borings and geotechnical reports;

vii.	obtaining all operating permits, including any fees, bonding, and required testing;

viii.	obtaining storm water runoff permit and erosion control/land disturbance permit;

ix.	obtaining any necessary pollutant elimination discharge permit;

x.	obtaining a natural gas supply and service agreement and providing all gas piping to the use points, providing burner tip pressures as specified by Fagen, and supplying a digital flowmeter;

xi.
securing temporary utilities for the duration of construction and permanent electrical service, including all infrastructure design and installation for any line/service extensions, substation, primary feed and metering system, and on-site electrical distribution system up to and including the service transformers;

xii.	supplying a water source, storage, and water supply lines of appropriate quality and quantity;

xiii.
paying for a water pre-treatment system, including any building or structure required to house such system and other equipment, the cost of which is not included in the Contract Price, which shall be provided by a vendor selected by Fagen and designed and constructed by Fagen pursuant to a separate side-letter agreement executed by Owner and Fagen at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale (the “Water Pre-Treatment System Agreement”), and maintaining and using such system, including the use of all chemicals specified for the operation of such water pre-treatment system, for the entirety of the warranty period, it being agreed that failure by Owner to maintain and properly use the water pre-treatment system for the duration of the warranty period shall void any and all warranties affected by such failure.

xiv.	providing wastewater discharge piping, septic tank and drainfield or connect to a municipal system as required for the sanitary sewer requirements of the Plant;

xv.	providing and maintain required ditches and permanent roads;

xvii.	providing maintenance and power equipment and spare parts;

xviii.	providing all rail design, engineering, and construction, including any railroad permits or approvals;

xix.	supplying drawings of rail system and administration building to Fagen; and

xx.
paying for the required fire protection system for the Plant, including any building or structure required to house such system, the cost of which is not included in the Contract Price, and which shall be provided by Fagen pursuant to a separate side-letter agreement executed by Owner and Fagen at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale (the “Fire Protection System Agreement”).

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(b)
Owner will enter into a Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC on a form acceptable to both parties but which shall be based on Fagen Engineering, LLC’s standard form (“Phase I and Phase II Engineering Services Agreement”). The Phase I and Phase II Engineering Services Agreement will provide for commencement of work on the Phase I and Phase II engineering for the project as set forth therein. The Phase I engineering shall consist of engineering and design of the Plant site and shall include: property layout; grading, drainage and erosion control plan drawings; roadway alignment drawings; culvert cross sections and details; and seeding and landscaping, if required. The Phase II engineering shall consist of engineering and design of site work and utilities for the Plant, all within the property line of the Plant, including: property layout; site grading and drainage drawings; roadway alignment; all utility layout including fire loop, potable water, well water if applicable, sanitary sewer, utility water blowdown, and natural gas; geometric layout; site utility piping tables; tank farm layout; tank farm details; sections and details drawing, if required, and miscellaneous details drawing, if required. Owner will pay Fagen Engineering, LLC One Hundred Eighty-five Thousand Dollars ($185,000) for such engineering services pursuant to the terms of that agreement, the full amount of which, upon payment in full, shall be included in and credited to the Contract Price. Notwithstanding the foregoing sentence, if a Notice to Proceed is not issued pursuant to the terms of the Design-Build Agreement, or Financial Closing is not obtained, then Fagen Engineering, LLC shall keep the full amount paid under the Phase I and Phase II Engineering Services Agreement as compensation for the services provided thereunder.

(c)
Fagen will provide reasonable assistance to Owner in obtaining Owner’s permits, approvals and licenses. Notwithstanding the foregoing, Owner shall hold harmless Fagen, its officers, directors, employees, and agents, for Owner's failure to comply with applicable laws in obtaining or maintaining the required permits, except to the extent caused by the gross negligence, misrepresentations, fraud, or willful misconduct of Fagen or its officers, directors, employees, and agents. The denial or revocation of any Owner-obtained permit as a result of Owner's failure to comply with applicable laws shall entitle Fagen to an extension of contract times and an adjustment of Contract Price to the extent affected by such denial or revocation and to any and all other remedies available pursuant to the Design-Build Agreement and applicable law except to the extent caused by the gross negligence, misrepresentations, fraud, or willful misconduct of Fagen or its officers, directors, employees, and agents.

(d)
Owner will provide: surveys describing the property’s boundaries; geotechnical studies describing subsurface conditions; temporary and permanent easements, zoning and other requirements and encumbrances to enable Fagen to perform the work; a legal description of the site; as-built and record drawings of any existing structures; environmental studies, reports, and statements describing the environmental conditions, including hazardous conditions at the site.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(e)	Owner will be responsible for securing and executing all necessary real estate agreements to secure the site and is responsible for all costs incurred in obtaining those agreements.

(f)	Fagen may subcontract portions of the work.

(g)	Fagen will provide up to two (2) weeks of training for Owner’s employees and, if applicable, Owner’s Operator’s employees required for the operation and maintenance of the Plant.

(h)
Owner must obtain Financial Closing prior to the issuance of a Notice to Proceed Financial Closing shall be deemed occurred when the loan documents for the construction financing have been executed and Owner is not in default under the terms of such loan documents.

(i)
Owner will pay, at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale, all reasonable costs incurred by Fagen for frost removal so that winter construction can proceed. Such costs will be in addition to, and not included in, the Contract Price.

(j)
Fagen will utilize certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the project, and may incorporate proprietary property and information of ICM into the project. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of a license agreement between Owner and ICM which shall be attached as an exhibit to the Design-Build Agreement. Owner will be responsible for negotiating any requested changes to the ICM license directly with ICM, not Fagen.

(k)
All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Fagen to Owner under the Design-Build Agreement (“Work Product”) will be instruments of service and Fagen will retain the ownership and property interests therein, including copyrights thereto.

(l)
Upon payment in full under the Design-Build Agreement, Fagen will grant Owner a limited license to the Work Product for use solely in connection with the operation, maintenance, and repair of the Plant. The limited license will not permit Owner to use the Work Product in connection with any expansion or enlargement of the Plant, however, nothing in the limited license granted to Owner is intended to limit Owner’s use of the Plant’s actual production capability as built.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(m)
Work will commence following receipt of Owner’s written valid notice to proceed (“Notice to Proceed”). At least twenty (20) days, but no more than thirty (30) days prior to Owner’s anticipated delivery of Notice to Proceed, Owner must deliver notice to Fagen specifying the anticipated delivery date for Notice to Proceed (“Pre-NTP Notice”). The Notice to Proceed cannot be given until (1) Owner has title to the real estate on which the project will be constructed; (2) the site work required of Owner is completed; (3) Owner has executed the Water Pre-Treatment System Agreement and the Fire Protection System Agreement; (4) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin have been obtained; (5) Owner has obtained Financial Closing and delivered a certificate of financial closing executed by Owner and Lenders in a form acceptable to Fagen; (6) if applicable, Owner has executed a sales tax exemption certificate and provided the same to Fagen; (7) Owner has provided the name of its property/all-risk insurance carrier and the specific requirements for fire protection; (8) Owner has provided insurance certificates or copies of insurance policies demonstrating that Owner has obtained the insurance policies required pursuant to the Design-Build Agreement and naming additional insureds and protecting other interests as prescribed therein, and (9) Fagen has provided Owner written notification of its acceptance of the Notice to Proceed, provided that Fagen shall not be required to accept the Notice to Proceed earlier than twenty (20) days after receipt of the Pre-NTP Notice. Owner must deliver the Pre-NTP Notice, complete the prerequisites to the issuance of a valid Notice to Proceed, as listed in items number (1) through (8) of this Paragraph, and submitted a Notice to Proceed, to Fagen for Fagen’s acceptance by June 2009; otherwise, this LOI and Design-Build Agreement may be terminated, at Fagen’s sole option, thus releasing Fagen of all obligations. In the event that Owner has not delivered a valid Notice to Proceed to Fagen by December 31, 2009, the Contract Price may, at Fagen’s sole discretion, and if the LOI and Design-Build Agreement have not already been terminated, be adjusted to reflect Fagen’s then current (December 2009) Contract Price for a 110 MGY dry grind ethanol production facility (with a corresponding revised December 2009 CCI benchmark). Within ten (10) business days of receipt by Design-Builder of the notice to proceed, Design-Builder shall deliver to Owner notice of either acceptance or denial of notice to proceed. If accepted by Design-Builder, the Notice to Proceed shall be deemed effective on the date on which it was received by Design-Builder.

(n)
“Substantial Completion” will be the date on which the Plant construction has been completed to a point that the Plant is ready to grind the first batch of corn for producing ethanol and begin operation for its intended use as a one hundred ten (110) MGY dry grind ethanol production facility. No production capacity is guaranteed on the Substantial Completion date, but the Plant is largely completed as of that date.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(o)
Substantial Completion will occur within Six Hundred and Thirty-Five (635) days after the date of the Notice to Proceed; provided, however, that, in addition to other adjustments to this date as may be available pursuant to the Design-Build Agreement, Design-Builder shall be entitled to a day-for-day extension of time for attaining Substantial Completion for each day in excess of thirty (30) days that the Pre-NTP Notice was delivered prior to Owner’s delivery of a valid Notice to Proceed.

(p)
Fagen will be entitled to an early completion bonus for each day that Substantial Completion occurs in advance of the scheduled Substantial Completion date (“Early Completion Bonus”). Early Completion Bonus shall accrue at a rate of Twenty Thousand Dollars ($20,000) per day. The Early Completion Bonus shall be capped and shall not exceed One Million Dollars ($1,000,000). The Early Completion Bonus is earned for achieving Substantial Completion early, but is not due until the final payment.

(q)
“Final Completion” will be achieved once Owner reasonably determines that: Substantial Completion has been achieved; any outstanding amounts owed by Fagen to Owner have been paid; remaining items of work have been completed; clean-up of the site has been completed; all permits required to have been obtained by Fagen have been obtained; certain information including an affidavit stating that there are no outstanding liens, a release from further compensation, consent to final payment, and a hard copy of the as-built plans (which will remain Work Product) has been provided to Owner; releases and waivers of all claims and liens from Fagen and subcontractors have been provided; and the Performance Tests have been successfully completed. Final Completion will occur no more than ninety (90) days after the actual Substantial Completion date. The 90-day period between Substantial Completion and Final Completion will be tied directly to actual Substantial Completion. By way of example, if Substantial Completion is achieved 10 days early, then the 90-day period to Final Completion would begin on that earlier date.

(r)
Fagen will demonstrate certain performance guarantee criteria through performance testing performed following Substantial Completion but prior to Final Completion (“Performance Tests”). Air permit testing shall be done by a third party contractor retained by Owner.

(s)	Owner will take control of the Plant after completion and acceptance of the Performance Tests. The Performance Tests will be completed by Owner’s personnel under Fagen’s direction.

(t)
Fagen will pay liquidated damages at a daily amount equal to the daily Early Completion Bonus amount for each day past 90 days after Substantial Completion that Final Completion is not attained. Fagen’s liability for liquidated damages shall be capped at and shall not exceed One Million Dollars ($1,000,000).

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

(u)
The aggregate liability of Fagen, its Subcontractors, vendors, suppliers, agents and employees, to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the work or to Fagen’s performance or non-performance of its obligations under the Design-Build Agreement, whether based on contract, tort (including negligence), strict liability, or otherwise, shall not exceed in the aggregate, the Contract Price and shall be reduced, upon the issuance of each Application for Payment, by seventy-five percent (75%) of the total value of such Application for Payment; provided, however, that upon the earlier of Substantial Completion or such point in time that requests for payment pursuant to the Design-Build Agreement have been made for ninety percent (90%) of the Contract Price, Fagen's aggregate liability shall be limited to the greater of (1) Ten Percent (10%) of the Contract Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Fagen under the Design-Build Agreement.

(v)
The warranty period for work completed pursuant to the Design-Build Agreement will extend for one year past Substantial Completion. The Warranty will not apply to defects caused by abuse, alterations, or failure to maintain the work by persons other than Fagen or anyone for whose acts Fagen may be liable. The warranty period will be extended one day for each day that such part of the work repaired under such warranty is malfunctioning or not in conformance with project requirements provided that Owner must report such non-conformance or malfunction within seven (7) days of the appearance of such non-conformance or malfunction.

(w)
Owner will pay Fagen a mobilization fee in the amount of Twenty Million Dollars ($20,000,000) as soon as possible following the execution of the Design-Build Agreement, and at the latest, at the earlier to occur of financial closing or the issuance of a Notice to Proceed. Such mobilization fee shall be applied against the Contract Price.

(x)	Fagen will request payment and Owner will pay Fagen in accordance with the following procedures:

i.
On or before the twenty-fifth (25th) day of each month following the acceptance of Notice to Proceed Fagen will submit to Owner a request for payment (an “Application for Payment”). Along with each Application for Payment, except with respect to the first Application for Payment, Fagen will submit to Owner, via hardcopy or by electronic means including facsimile or portable document format, signed lien waivers for the work included in the Application for Payment submitted for the immediately preceding pay period and for which payment has been received.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

ii.
The Application for Payment will constitute Fagen’s representation that the work has been performed consistent with the Transaction Documents and has progressed to the point indicated in the Application for Payment. No additional documentation will be provided to Owner in support of the Application for Payment. The work completed at the site and the comparison of the Application for Payment against the Schedule of Values shall provide sufficient substantiation to Owner of the accuracy of the Application for Payment. The Schedule of Values subdivides the work into its respective parts, includes values for all items comprising the work, and serves as the basis for the monthly progress payments.

iii.
The Application for Payment may request payment for (i) completed work; (ii) prepayments for materials or equipment for the project when prepayment is required by the manufacturer or supplier of such materials or equipment; or (iii) equipment and materials not yet incorporated into the project provided that (x) the materials and equipment are suitably stored at the site or elsewhere, (y) the equipment and materials are protected by suitable insurance, and (z) upon payment, Owner will receive title to such equipment and materials.

iv.
Owner shall make payment within ten (10) days of receipt of the Application for Payment. Failure to make such payment will result in the accrual of interest at a rate of eighteen percent (18%) per annum commencing five (5) days after the payment is due. Failure to make such payment, except if due to appropriate withholding of payment due to a good faith dispute, entitles Fagen to stop work.

v.
If Owner wishes to dispute any portion of the Application for Payment, Owner must notify Fagen in writing within five (5) days of receipt of the Application for Payment. Such notice must state the specific amounts Owner intends to withhold, the reasons and contractual basis for withholding, and the specific measures Fagen must take to rectify Owner’s concerns. Regardless of a dispute as to a portion of the Application for Payment, Owner must pay all undisputed amounts by the payment due date.

vi.
Retainage on progress payments made pursuant to the Design-Build Agreement will be capped at five percent (5%) of the total price. Owner will retain ten percent (10%) of each payment up to a maximum of five percent (5%) of the total final Contract Price, as adjusted pursuant to any increased based on the CCI pursuant to Paragraph 2(b) herein as well as the monthly percentage increases pursuant to Paragraph 2(c) herein. Once five percent (5%) of the total price has been retained, Owner will not retain any additional amounts from subsequent payments. Owner will release retainage, less the amount equal to the value of subcontractor lien waivers not yet obtained, upon completion of the Performance Tests. The release of any retainage by Owner shall be reduced by an amount equal to one hundred fifty percent (150%) of any amount required to finish any incomplete items of work.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

vii.
Upon Final Completion, Fagen will deliver to Owner a request for final payment. Owner will make the final payment within thirty (30) days after the receipt of such request. Owner’s failure to make Final Payment will void any and all warranties, whether express or implied, provided by Fagen pursuant to the Design-Build Agreement.

(y)
Except for hazardous conditions caused by Fagen or anyone for which Fagen is responsible, Fagen will not be responsible for any hazardous condition encountered at the site and may stop work in an affected area until such hazardous condition is removed by Owner.

(z)
Fagen will not be responsible for differing site conditions including concealed or latent physical conditions or subsurface conditions and will be entitled to a price adjustment to the Contract Price to the extent that its cost and/or time of performance is adversely impacted by the differing site conditions.

(aa)
“Force Majeure Events” shall mean any cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any governmental authority after the effective date of the Design-Build Agreement (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority.

(bb)
If Fagen is delayed at any time in the commencement or progress of the work due to a delay in the delivery of, or unavailability of, essential materials or labor to the project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of Fagen or its subcontractors which is experienced or expected to be experienced by certain markets providing essential materials, equipment or labor to the project during the performance of the work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials and equipment (such event an “Industry-Wide Disruption”), Fagen shall be entitled to an equitable extension of the Contract Time on a day-for-day basis equal to such delay and an equitable adjustment to the Contract Price. The Owner and Fagen shall undertake reasonable steps to mitigate the effect of such delays. Notwithstanding any other provision to the contrary, Fagen shall not be liable to the Owner for any expenses, losses or damages arising from a delay, or unavailability of, essential materials or labor to the project as a result of an Industry-Wide Disruption.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

4.	Exclusivity, No Solicitation or Negotiations.

(a)
During the term of this Letter of Intent, neither Owner, nor its affiliates, shareholders, members or other equity owners, or their officers, representatives, agents or employees will solicit or negotiate, directly or indirectly, with any third party to obtain the services contemplated by this Letter of Intent.

(b)
During the term of this Letter of Intent the Owner agrees that Fagen will have the exclusive right to provide to Owner the services contemplated by the Letter of Intent. Owner will not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.

(c)
Should Owner choose not to develop the project or to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner will reimburse Fagen for all expenses Fagen has incurred in connection with the project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage.

(d)
In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, will remain with Fagen and any copies thereof will be returned to Fagen.

(e)
Owner acknowledges that the technical data provided by Fagen under this Letter of Intent is preliminary and may not be suitable for construction. Owner agrees that any use of such technical data following termination of Fagen’s services will be at Owner’s sole risk.

5.
Commitment Fee. Immediately upon the execution of this Letter of Intent, Owner shall pay Fagen Three Hundred Thirty-three Thousand Three Hundred Thirty-four Dollars ($333,334) as a non-refundable commitment fee (“Commitment Fee”). The Commitment Fee will be credited against the Contract Price upon the occurrence of: (i) the execution of the Transaction documents; and (ii) timely acceptance of Notice to Proceed pursuant to the Design-Build Agreement. If Owner chooses not to proceed with the project or the Transaction Documents are not executed and delivered by the Closing Date or Owner fails to provide a timely Notice to Proceed pursuant to the Design-Build Agreement, Fagen shall retain the full amount of the Commitment Fee and Owner shall not be entitled to any refund or credit.  Should Owner fail to pay the Commitment Fee upon execution of this Letter of Intent, this Letter of Intent shall terminate and Fagen shall have the right to receive compensation pursuant to Paragraph 4(c) hereof.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

6.
Confidentiality. Owner and Fagen have entered into that certain Confidentiality and Non-Circumvention Agreement dated September 19, 2007 (“Confidentiality Agreement”), which agreement is incorporated herein by reference hereto. Owner hereby acknowledges and agrees that any Confidential Information, as such term is defined in the Confidentiality Agreement, disclosed to Owner pursuant to or in advancement of this Letter of Intent shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the Parties hereto shall, with respect to information disclosed pursuant to or in advancement of this Letter of Intent, have all rights and obligations as set forth in the Confidentiality Agreement.

7.
Publicity. Neither Owner nor any of its affiliates, shareholders, subcontractors, or vendors or their officers, representatives, agents and employees will issue any press or publicity release or otherwise release, distribute, announce, or disseminate any information for publication concerning the Transaction, the existence of the negotiations among Fagen and Owner, the participation of Fagen in the Transaction, or any other matter affecting Fagen hereunder, without the prior written consent of Fagen, which consent may be withheld for any reason, except where such press or publicity release is required by order of a court or necessary or appropriate under the rules or regulations of any governmental agency.

The Parties will jointly agree on the timing and content of any public disclosure by Owner, including but not limited to, press releases, relating to Fagen’s involvement in Owner’s project, and no such disclosure will be made without Fagen’s consent and approval, except as may be required by applicable law.

8.
Disclaimer of Consequential Damages. In no event will either Fagen or Owner be liable to the other pursuant to this Letter of Intent, or for activities conducted under this Letter of Intent, under any theory of recovery for any indirect, special, incidental or consequential damages (including, without limitation, loss of revenues or profits, loss of use, cost of replacement, cost of capital and claims of customers, interest charges, or increased costs of nature whatsoever).

9.
Legal Effect. Although this Letter of Intent does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated, Fagen and Owner wish to set forth, prior to the execution of the Transaction Documents, their mutual agreement as to the material terms and conditions of the Transaction. Each Party agrees to negotiate in good faith towards entering into the written, definitive and legally binding Transaction Documents containing, among other terms and conditions, those terms and conditions set forth in this Letter of Intent including, without limitation, those terms set forth in Paragraphs 2 and 3 hereof; provided, however, that except as specifically identified and set forth herein, nothing in this Agreement shall be read to promise, guarantee, or otherwise secure on Owner’s behalf any specific construction start date with respect to the Plant including but not limited to any pour concrete date, scheduling slots or dates for the delivery of design packages or to entitle Owner to any rights, privileges, or claims with respect thereto or any right, privilege, or claim to any place on Fagen’s construction schedule. Notwithstanding the foregoing, the provisions of this Paragraph and of Paragraphs 1, 4, 5, 6, 7, 8, 11, 12, 14, 17, 18 and 20 hereof are agreed to be legally binding obligations of the Parties upon the execution and acceptance of this Letter of Intent.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

10.
Negotiation of Definitive Agreements. The Transaction Documents will contain reasonable terms and conditions regarding releases, payment obligations, cooperation as to tax planning and structuring, other financial matters, legal opinions, confidentiality, limitations of liability, assignment, breach, dispute resolution, events of default, remedies, representations, warranties, indemnifications and other provisions customary for similar transactions. Time is of the essence in the performance of this Letter of Intent in all respects.

11.	Termination. This Letter of Intent will terminate on February 1, 2009:

(a)	at the option of either Fagen or Owner if the Design-Build Agreement is not completed and executed; or

(b)	upon the execution and delivery of the Transaction Documents.

12.
Governing Law. This Letter of Intent is governed by, and the Transaction shall be governed by, and will be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to any conflicts of law or choice of law rules.

13.
Expenses. Except as set forth in Paragraph 4(c) above, unless otherwise agreed by Fagen and Owner, each Party will bear its own expenses in connection with the negotiation and execution of definitive documentation for the transactions contemplated herein.

14.
Indemnification. Each Party will indemnify, defend and hold harmless the other Party and its respective agents, servants, officers, directors, employees and affiliates from and against any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ and consultants’ fees and disbursements), penalty or fine incurred in connection with any claim or cause of action arising from or in connection with this Letter of Intent to the extent caused by the negligence, misrepresentation, fraud, fault or misconduct of the indemnifying Party.

15.
Assignability; Binding Effect; Benefit. This Letter of Intent will inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Letter of Intent, either expressed or implied, is intended to confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Letter of Intent. Neither Fagen nor Owner shall, without the written consent of the other, assign or transfer this Letter of Intent. Any sale, transfer, or disposition by Owner of over fifty percent (50%) of its assets or any sale, transfer, or disposition of more than fifty percent (50%) of Owner to any single entity by one or more entities holding interest in Owner shall be deemed an assignment subject to this paragraph. Notwithstanding any consent granted by Fagen to any assignment, Owner shall remain jointly liable for any failure of any assignee to fulfill its obligations under this Letter of Intent, including but not limited to any payment and confidentiality obligations established hereunder.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

16.
Further Action. Each Party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this Letter of Intent that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Letter of Intent.

17.	Amendments. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

18.
Integration; Letter of Intent. This Letter of Intent represents the entire understanding between the Parties in relation to the subject matter hereof, and supersedes any and all previous agreements, arrangements or discussions between the Parties (whether written or oral) in respect of the subject matter hereof. No change, amendment or modification of this Letter of Intent will be valid or binding upon the Parties unless such change, amendment or modification will be in writing and duly executed by both Parties.

19.
No Representation, Warranties  or Covenants. Notwithstanding anything contained herein to the contrary, Fagen is not making any representation, warranty or covenant of any kind with respect to any design, engineering or construction scheduling, or with respect to projections, estimates or budgets heretofore delivered to or made available to Owner of future revenues, expenses or expenditures, future results of operations (or any component thereof) or the future business and operations of the Owner, nor any other commitments or assurances except as may be provided in the Transaction Documents.

20.
Other Contractual Obligations. Owner represents and warrants that it has not entered into any contracts with, and has no other contractual obligations or prospective contractual obligations or relations with, any project design/build firm or technology provider for any work contemplated in this Letter of Intent. Owner will indemnify, defend, and hold harmless Fagen, its officers, directors, shareholders, and employees from and against any and all liabilities, claims, losses, suits, liabilities, damages, penalties, fines, and expenses (including reasonable attorneys’ and consultants’ fees and disbursements, and costs of settlement, defense, and investigation of any claim or suit) which Fagen, its officers, directors, shareholders, or employees may hereafter incur, become responsible for, or pay out as a result of the breach of the representation and warranty made pursuant to this Paragraph 20.

21.
Counterparts. This Letter of Intent may be executed in one or more counterpart, each of which when so executed and delivered will be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile or other electronic means will be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

22.
Binding Agreement. This Letter of Intent replaces and supercedes in all respects any prior letters of intent (including any amendments thereto), contracts, memoranda, and other agreements relating to the subject matter hereof.

If the foregoing terms accurately reflect your understanding of our discussions and are acceptable to you, please sign and return the enclosed counterpart of this Letter of Intent to Fagen to the attention of Becky Dahl.

Yours sincerely,

Fagen, Inc.

/s/ Ron Fagen
By: Roland “Ron” Fagen Title: President and CEO

Accepted and agreed to this 23rd day of January, 2008.

East Coast Ethanol, LLC

/s/Randall Hudson

By: Randall Hudson
Title: Chairman & CEO

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

EXHIBIT A

Standard Scope of Work

Construct a 110 MGY dry mill fuel ethanol plant near Chester, South Carolina. The plant will grind approximately 39.3 million bushels of corn per year to produce approximately 110 MGY of denatured fuel ethanol. The plant will also produce approximately 353,100 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 314,270 tons per year of raw carbon dioxide (CO2) gas.

Delivered corn will be dumped in the receiving building. The receiving building will have two truck grain receiving bays and a rail receiving bay, including an underground conveyor from the rail pit to the second truck receiving bay both of which share a common receiving leg. The truck driver will drive onto one of two pitless scales located near the administration building, be weighed and sampled, then drive to the receiving building, dump the grain, then proceed back to one of two pitless scales and obtain a final weight ticket. Two independent 20,000-bu/hr legs will lift the corn to storage bins with a total capacity of 1,000,000 bushels. A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.

Corn is cleaned in rotary scalpers before being milled in four parallel hammermills. Ground corn will be mixed in a slurry tank, passed through a second, and then routed through a hydroheater and cook tube following which steam is flashed off in a flash vessel. Cooked mash will continue through liquefaction tanks and into one of the seven fermenters. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash. CO2 from the fermentation process is vented to atmosphere through a scrubber for reducing emissions.

Alcohol streams are dehydrated in the rectifier column, the side stripper and the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 1,500,000 gallon final storage tanks. Two 600 gpm trucks and one uncovered 1,000 gpm rail load out stations will be provided. Tank farm tanks include: one tank for 190 proof storage, one tank for 200 proof storage, one tank for denaturant storage and two 1,500,000 gallon tanks for denatured ethanol storage. Concrete truck loading secondary containment is by the Design-Builder. Track pan secondary containment is by the Owner. Pipe connecting both to the tank farm basin are by the Owner. The tank farm liner and tank foundations are provided by the Design-Builder.

Corn mash from the beer stripper is dewatered in the parallel centrifuges. Wet cake is conveyed from the centrifuges to the dryer(s) where the water is removed from the cake and the product is dried to 11% moisture. A wet cake pad is located along side the DDGS dryer building to divert wet cake to the pad when necessary or for limited production of wet cake for sales. Water in the thin stillage is evaporated and recycled by the Bio-Methanation system. Syrup is added to the wet cake entering the dryer(s). DDGS is cooled and conveyed to flat storage in the DDGS storage building, then conveyed to DDGS storage silos. Transfer to silos is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system. The DDGS load out pit has capacity for approximately one semi-trailer load. DDGS is weighed for shipment through a 15,000 bph bulk-weigh system after being mechanically unloaded from the DDGS silos. A truck or rail car can be loaded without repositioning.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system. Boiler water will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the HRSG.

Steam energy will be provided by heat recovery steam generators (HRSG’s) recovering heat from thermal oxidizers (TO’s) and utilizing a high percentage of condensate return.

The TO’s are a process used to thermally oxidize the exhaust gasses from the Dryers. This process will be used to reduce VOCs and particulates that are in the dryer exhaust and ensure compliance with environmental regulations. The energy required to complete thermal oxidization will then be ducted to a waste heat boiler that will produce 100% of the steam requirements of the ethanol plant. The exhaust gasses after passing through the HRSG’s will be ducted through stack gas economizer(s) to recover the majority of energy possible from the exhaust gas stream. After the economizer(s), the gas stream will be vented to atmosphere through a stack.

The process will be cooled by circulating water through heat exchangers, a chiller, and a cooling tower.

The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, evaporation, centrifuges, and other systems. Fifty percent caustic soda is received by truck and stored in a tank.

Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn, corn mash, cleaning system, or contact process water. An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant. The plant will have blowdown discharges from the cooling tower, RO reject, softener reject, and may have water discharge from any water pre-treatment processes. Owner shall provide on-site connection to sanitary sewer or septic system.

Most plant processes are computer controlled by a distributed control system with graphical user interface and three workstations. The control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time. Additional programmable logic controllers (PLCs) will control certain process equipment. Design-Builder provides lab equipment.

East Coast Ethanol, LLC
Letter of Intent
January 2, 2008

The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid. Therefore, a storage tank for ammonia and a storage tank for acid will be on site to store reasonable quantities. The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program. The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.

NOTE: This Exhibit A is a general description of the Plant’s basic design and operation only. It is not intended to be the final Project scope or to establish the final specifications. The final design of the Plant, including equipment incorporated, and equipment specifications will be reflected in the As Built Plans.